Exhibit 99(b)
                                 -------------



Introduction and Safe Harbor Language
-------------------------------------

Good morning. And welcome to our third quarter conference call.

Joining me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today's call, we will webcast a slide presentation highlighting our quarterly and year-to-date results. You can find the call, and the presentation, under "Conference Calls and Calendar" in the "Investors" section of our website at www.gtech.com .

You will also find supplemental financial data, consisting of non-GAAP reconciliations, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

Slide #2: Before we begin today's call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies.

Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company's filings with the SEC.

Slide #3: Now I would like to turn the call over to our host, Bruce Turner.

                                      GTECH
                   Bruce Turner Q3 FY05 Conference Call Script
                            Final - 21 December 2004


Slide #3:
---------

Hello, everyone, and thank you for joining us. In just a few minutes, Jaymin will take you through the numbers in detail, but first, let me give you my perspective on our performance over the past three months.


Slide #4:
---------

GTECH enjoyed a solid, productive quarter in Q3. We met both our revenue and earnings targets ... and we made significant progress towards ensuring our continued long-term growth. Our business was strong, leading to a number of key wins around the world. On the operational side, we continued to improve the efficiency of our business. And we furthered our strategic progress in both Commercial Services and Gaming Solutions with the announcement of two solid acquisitions.

Among the key wins in the quarter was a new, six-year integrated services contract with Pronosticos in Mexico. The contract includes new central system hardware, our ES Connect software to support IP networking, and 11,000 Altura terminals.

In Thailand, our joint venture - Loxley GTECH Technology - was chosen as the preferred bidder to provide equipment and services for the national online lottery. We also signed a new contract with our customer in Singapore to provide ES Connect, which will enable their existing lottery system to support internet protocol (IP) networks and IP lottery terminals. In addition, GTECH will provide Singapore Pools with ES Connect B2B, providing an interface for third-party systems.

Meanwhile, here in the States, two customers - Minnesota, and Colorado - extended their GTECH contracts. The Minnesota extension is good for three years and includes over one hundred Instant Ticket Vending Machines, or ITVMs. Colorado exercised an emergency 90-day extension with us in order to allow their new vendor additional time to install their system.

GTECH won ITVM contract extensions in Arizona and New Mexico during the third quarter, as well. Arizona's three-year term calls for increasing that state's ITVM count to 420 machines - all of which will be brought online by next summer. We view these extensions as noteworthy for they represent a continuing vote of confidence from Interlott's customers.

The third quarter was also a good one for product sales. Last month, the Finnish national lottery selected GTECH as the preferred bidder for new interactive lottery software, a new integrated online and instant lottery system, and terminals. We were also selected by LoRo of Switzerland for a new integrated online and instant-ticket lottery system, terminals, and communications network.

Our Gaming Solutions group scored a major win when Canada's Atlantic Lottery Corporation chose GTECH to replace its existing video lottery central system with Enterprise Series. The new system will monitor the integrity and security of over 9,000 video lottery terminals throughout Canada's Maritime Provinces.

Finally, we won a new Commercial Services contract in Barbados, where GTECH will be providing prepaid phone top-ups. Today, the sale of prepaid cell phone service is available at all GTECH lottery terminals throughout Barbados and we will begin leveraging the LILHCo. terminals to sell this service in the coming months.

And the fourth quarter is off to a great start. Last week we were awarded a new seven-year integrated services lottery contract in Missouri and yesterday, we signed an agreement with our customer in Thuringen, Germany, for a new central system and terminals. GTECH was also selected by the Multi-State Lottery Association, or MUSL, to provide the first ever multi-vendor, multi-state wide-area progressive solution for video lottery.

Some of these contracts are still being negotiated. However, I can tell you that the total revenue impact of the ones that we have signed will be somewhere in the neighborhood of $320 million dollars over the lifetime of the contracts. Approximately 75 percent of that is in the form of recurring service revenues.

We also made some operational moves last quarter that were designed to ensure we meet our commitment to create long-term sustainable value for our shareholders.

As many of you know, GTECH has had an ongoing efficiency-improvement program in place for the last four years or so. Having this program has enabled us to address business challenges proactively, from a position of strength, thereby minimizing the downside of the inevitable fluctuations in our business. We have been successful in reducing the cost of deploying and maintaining Enterprise Series, which has created substantial savings and made GTECH more competitive.

At the same time, we have had to deal with the unusual situation of having our assets frozen and 30 percent of our revenues withheld in Brazil since July. As a result of these actions by the Brazilian courts, we have intensified our efforts to further streamline our operations and reduce expenses. The costs associated with these efforts were absorbed primarily in the third quarter.

While these actions put some pressure on our financial performance, we chose to act now --- from our current position of strength --- to streamline our cost structure, and rebalance investments in order to ensure continued growth over the long-term. These actions will assist us in achieving our long-term goals by creating the flexibility to invest further in our growth initiatives.

During the third quarter, we also took steps to strengthen our capital structure. We set up a new credit facility that increases our available credit from $300 million to $500 million dollars. Led by the Bank of America and Calyon, the new credit facility gives us access to a greater pool of capital while lowering the cost of borrowing. In a related move, we launched an offering of $300 million dollars worth of senior notes. We intend to use the proceeds for general corporate purposes, which may include future acquisitions as yet unplanned. While there will be a nominal negative carry associated with the senior notes, we believe it was a good, long-term action for us. It lets us achieve substantial financial flexibility to execute our growth strategy, locking us into historically low rates.

Today, our total immediate investment capacity exceeds $800 million dollars.


Slide #5:
---------

We also continued to return cash to our shareholders. In addition to our quarterly dividend payment, our Board of Directors increased our share repurchase program by $100 million dollars. That is in addition to the $100 million authorized by the Board back in May. On a year-to-date basis, we have repurchased approximately 4.4 million shares of stock and we have returned approximately $130 million dollars to shareholders so far this year, including dividends.


Slide #6:
---------

We were also active on the acquisition front in the third quarter.

Early in the quarter, our Polcard subsidiary acquired BillBird, the leading provider of electronic bill payments in Poland, with over 2,000 points of access. This transaction has made GTECH the commercial services leader in Poland. We intend to build upon this position as we expand our efforts in that region.

And about two weeks ago, we entered into an agreement with Gauselmann Group of Germany to purchase a 50 percent controlling equity interest in Atronic - the leading video slot machine manufacturer in Europe, Russia, and Latin America. Atronic also has a solid market presence here in the U.S.

This transaction marks a major step forward in our Gaming Solutions growth strategy. It creates one of the world's leading gaming equipment, systems, and services company with a truly international footprint.

We have noted before that the government-sponsored and commercial segments of the gaming market are converging, and this acquisition is in many ways a response to that convergence and the opportunities it presents. Accordingly, video gaming has become an expanding component of GTECH's growth strategy.

Atronic dramatically broadens our government-sponsored game and systems offerings, bringing a new library of games, as well as commercial casinos and central monitoring system applications and services. In doing so, it complements our earlier acquisition of Spielo, which is particularly strong in the government-sponsored segment of the market.

The benefits of Atronic to GTECH are many. As a company with a large and diverse customer base around the world, it strengthens our international presence. As one of the leading game developers in the industry, it greatly expands our game offerings. Atronic also provides a large licensing presence and a well-developed and successful casino sales and distribution organization, which GTECH has not had. And with a very active and progressive R&D organization, Atronic gives us access to a growing number of innovative products and technologies.

Above all, Atronic has a strong management team and a highly-skilled workforce. We look forward to working with them. In particular, we are delighted to be partnering with Paul and Michael Gauselmann, who together have built the largest gaming machine supplier in Europe and the second largest in the world.

Because of the time required to go through the licensing process around the world, the deal will not be completed until December 31st of 2006. However, we are already pursuing cross-licensing opportunities that will benefit both Spielo and Atronic in the meantime.

As I indicated earlier in my remarks about our capital structure, GTECH still has ample capital to pursue additional acquisitions in all three of our vertical markets, should any other promising opportunities arise.

Finally, I would like to provide an update on Brazil. On November 30th, Caixa announced that it will issue four RFPs on December 22nd of this year. The RFPs will include: 25,000 terminals, communications networks, consumables (such as tickets), and the storage and distribution of those consumables. As part of this process, Caixa has indicated its desire to take its lottery operations in-house.

GTECH is currently in negotiations with Caixa to extend our existing contract, or establish a new one, which may include selective systems integration activity. We are also evaluating other possibilities as this situation unfolds.

On the legal front, the Brazilian federal police concluded their investigation last week with the request for indictments against Waldomiro Diniz, a former aide to the Presidential Chief of Staff, political consultant Rogerio Buratti and journalist Mino Pedrosa. Misters Diniz and Buratti are being charged with attempted extortion, Mr. Pedrosa is being charged with perjury.

The federal police investigator did not recommend charges against current and former officers of GTECH or Caixa. In fact, the chief of police that presided over the investigation stated that with regard to GTECH, all information that was provided was confirmed.

We are pleased that a professionally led investigation, away from the pressures of outside parties, has concluded what we have known for some time. In a difficult situation, GTECH's former employees acted appropriately. While we still have residual commercial issues remaining in Brazil, and the SEC is conducting an independent review, the conclusion of the federal police investigation is an important milestone in the ultimate resolution of this matter. I wish to thank our shareholders for their patience and trust while we methodically worked past this challenge.

I am also pleased to say that the situation in Brazil has had no impact on our business. Since the issue first surfaced in February, we have won twenty-eight contracts or extensions around the globe worth in excess of $580 million dollars. We have raised significant capital at attractive prices --- our recent senior note offering was over-subscribed by a factor of 4 --- we have closed on our initial commercial gaming solutions acquisition with Spielo and we have negotiated a significant follow-on transaction with Atronic.

Our commitment to drive value for our shareholders have never wavered, despite the unexpected adversity and today, as we look ahead to the final quarter of our fiscal year, GTECH remains on track to achieve its goals and objectives.

As for fiscal year 2006 ... based on our preliminary outlook, we expect another year of solid financial performance. We expect total revenues in the range $1.3
- $1.35 billion and earnings per share in the range of $1.53 - $1.58.

Our successes throughout this year, combined with our ongoing commitment to improving efficiencies, our increased financial flexibility, and the prudent investment of shareholder capital have positioned us for continued long-term success. With regard to future opportunities, we see a target-rich environment; we have the ammunition necessary to strike quickly and our strategic vision is quite clear.

And with that, I would like to turn the proceedings over to Jaymin.


Closing Remarks

[AFTER Q&A]

If there are no further questions, let me briefly summarize our call today. GTECH had a solidly productive third quarter with a number of new-business wins and two key acquisitions in Commercial Services and Gaming Solutions. Our outlook for the fourth quarter remains positive, and we are excited about the opportunities for continued success and new growth in fiscal 2006.

On behalf of everyone at GTECH, I would like to wish all of you and your families a wonderful holiday season and a happy, healthy and prosperous New Year.

Thank you again for joining us today.

                                                  GTECH
                                 FY'05 Q3 Earnings Conference Call Script
                                           Final- Dec. 21, 2004


Jaymin: Thank you Bruce.  Good morning, everyone.


Slide #7:
---------

I would like to start by reviewing GTECH's third-quarter performance.

Service revenues increased approximately twenty-one million dollars ($21M) or approximately nine percent (9%) in the third quarter, driven by a number of factors.

Starting with lottery service revenues, we enjoyed significant strength in same store sales in the United States, with an increase of approximately seven point five percent (7.5%). This healthy increase in same store sales continues to be driven by new games such as Rolling Cash Five in Ohio, Instant Match in New Jersey and Fantasy 5 in Michigan, as well as new ITVM's in Washington State.

We also benefited from the launch of the Tennessee service contract and the impact of the Interlott acquisition. This was partially offset by lower jackpot activity and contractual rate changes.

In aggregate, domestic service revenues increased six percent (6%) to one hundred and twenty-seven million dollars ($127M).

International same store lottery sales grew approximately two percent (2%) on a constant currency basis. Factoring in higher jackpot activity and the impact of favorable foreign exchange rates, partially offset by the thirty percent (30%) holdback in Brazil, our international lottery service revenues increased approximately ten percent (10%), to ninety-four million dollars ($94M).

Total service revenues included approximately seven million dollars ($7M) of service revenue from gaming solutions, an increase of three million dollars ($3M) over the same period last year. This was driven by the addition of new video lottery terminals and contractual rate changes in Rhode Island and the acquisition of Spielo.

We also recorded approximately twenty-two million dollars ($22M) of service revenue from commercial transaction processing, reflecting a six percent (6%) increase over the third quarter of last year. This was driven by a twelve percent (12%) increase in same store sales coupled with the benefit of the BillBird acquisition and favorable foreign exchange rates, again, partially offset by the thirty percent (30%) withholding of revenues in Brazil.


Slide #8:
---------

Product sales in the third quarter were sixty-four million dollars ($64M), driven by equipment sales to Belgium and Spain ONCE. Gross profits increased by approximately six million dollars ($6M) or five percent (5%) quarter-over-quarter.

Service gross profit margins were approximately thirty-eight percent (38%) reflecting higher depreciation and amortization quarter over quarter, the holdback in Brazil and the impact of our ongoing value assessment and efficiency-improvement initiatives.

Product margins were lower than anticipated at approximately thirty-one percent (31%). This was primarily due to the product mix.

Operating expenses for the quarter were approximately forty-three million dollars ($43M), or thirteen point five percent (13.5%) of total revenue.

The slight quarter over quarter increase in SG&A is largely due to the consolidation of acquisitions.

The strength of our service revenues combined with higher product sales drove operating income growth of approximately four million dollars ($4M) or six percent (6%).

During the quarter, we absorbed over five million dollars ($5M) of costs associated with our ongoing efforts to optimize our business. Excluding these costs, operating income grew nine million dollars ($9M) or thirteen percent (13%).

Below operating income, other income and expense declined by approximately six million dollars ($6M). This is largely due to the gain recognized in the third quarter of last year for the consolidation of the partnership that owns our corporate headquarters in West Greenwich, RI. This, of course, was a one-time, non-cash gain that did not repeat in the third quarter of this year.

Interest expense also increased slightly over the third quarter of last year, reflecting higher average debt balances quarter-over-quarter.

As reported, net income and fully diluted earnings per share were comparable to the same period last year and in-line with our expectations.

Excluding the one-time, pre-tax gain recorded in the third quarter of last year, net income increased approximately eight percent (8%) and diluted earnings per share increased nine percent (9%) quarter-over-quarter.

Slide #9: During the quarter, we generated approximately one hundred and seven million dollars ($107M) in cash flows from operations. This financed approximately eighty-eight million dollars ($88M) of investments, including the acquisition of BillBird.

Also in the quarter, we repurchased approximately seven hundred and sixty thousand shares (760K) of GTECH stock at a total cost of approximately eighteen-million dollars ($18M).

At the end of the quarter, we had cash balances of approximately three hundred and ten million dollars ($310M). This includes the net proceeds from the three hundred million dollars ($300M) of Senior Notes we issued in November, at an average coupon of four point eight seven five percent (4.875%).

Slide #10: Now, let's turn to GTECH's performance on a year to date basis.

Service revenues for the nine months ended November 27th were up approximately sixty-one million dollars ($61M) or nine percent (9%) over the same period of fiscal year 2004. This was driven by a number of factors including strong increases in same store sales around the world, new contracts, the impact of acquisitions and more favorable exchange rates. These factors were partially offset by contractual rate changes and the holdback in Brazil.

At  the  end  of the  third  quarter,  the  total  amount  held  in  escrow  was
approximately   forty  three  million  real   (BRR43M),   which   translates  to
approximately fifteen million dollars ($15M) at current exchange rates.

Product sales were higher by eighty-seven million dollars ($87M) or one hundred and ten percent (110%) in the first nine months of this year.


Slide #11:
----------

Year-to-date, we recorded three hundred and ninety-seven million dollars ($397M) in revenue from our US lottery group --- four hundred and four million dollars ($404M) from the international lottery group --- fifty-four million ($54M) in gaming solutions --- and sixty-four million dollars ($64M) in commercial and other services.

The four percent (4%) increase in operating expenses year-over-year was driven by the consolidation of acquisitions.


Slide  #12:
-----------

In the first nine months of the fiscal year, we generated approximately two hundred and seventy-eight million dollars ($278M) in cash from operations.

This, together with cash on hand, funded investing activity totaling three hundred and ninety million dollars ($390M), including approximately one hundred and three million dollars ($103M) of maintenance capital, seventy-eight million dollars ($78M) of growth capital for opportunities within our core businesses and approximately two hundred and nine million dollars ($209M) in acquisitions.


Slide #13:
----------

Average capital employed grew by over three hundred and eighty-five million dollars ($385M), or forty-one percent (41%), year-over-year and we generated returns on capital employed of sixteen point one percent (16.1%). In view of the pace of capital investment, we are pleased to have been able to maintain returns on the overall portfolio significantly higher than our weighted average cost of capital.

It is important to note that in the nine-months ending November 2003 and November 2004, we had cash balances resulting from debt offerings. If we were to exclude this cash from the calculations, return on capital employed for both periods would have been more than three hundred basis points (300bps) higher.

Again, our calculation of Return on Capital Employed is provided in the Supplemental Financial Data File posted on our website.

Those are the key financial  highlights  of our third quarter and  year-to-date.
Now I would like to turn our attention to the outlook for the remainder of fiscal year 2005.


Slide #14:
----------

Based upon the strength of our performance year-to-date, we remain confident in our ability to deliver results in line with the full year guidance we provided on our second quarter conference call in September, while absorbing the incremental interest expense resulting from the recent debt issuance.

Based upon our current outlook, we continue to expect total revenue growth of approximately nineteen percent (19%), with service revenue growth in the range of six to seven percent (6% - 7%).

We expect product sales in the range of two hundred and forty to two hundred and fifty million dollars ($240M - $250M). This is higher than our previous outlook due to the timing of certain large product sales previously expected to be recorded in fiscal '06.

We expect service margins of approximately forty percent (40%) and product margins in the range of thirty-four to thirty-six percent (34% to 36%).

With respect to our tax rate, we continue to believe that the effective tax rate for this fiscal year will be approximately thirty-six percent (36%). Based upon this outlook, we believe that diluted earnings per share will be in the range of one dollar and forty-six cents to one dollar and forty-eight cents ($1.46 to $1.48) per share for fiscal year 2005, assuming a fully diluted share count of one hundred and thirty-two point seven million (132.7M) shares.

Once again, this full year estimate includes the impact of the net one-time gain recorded in the first quarter.

In fiscal year 2005, we plan to invest between five hundred and five hundred and ten million dollars ($500M - $510M), including the acquisitions completed year-to-date. This investing activity will be funded by cash from operations and existing cash balances.


Slide #15:
----------

Now let's look at the outlook for our fourth quarter, which ends February 26th, 2005.

We expect service revenues to be comparable to the fourth quarter of last year, due to the following factors:

     o First, the fourth quarter of last year had one extra week - an event that occurs every five to six years (5 - 6 years). This extra week accounted for approximately fourteen million dollars ($14M) of service revenues.

     o Excluding the extra week, we expect service revenues to increase approximately five percent (5%), driven by continued strength in same store sales, the impact of new contracts including the launch of Florida in January, and the impact of acquisitions.

     o This will be partially offset by lower jackpot activity. In the fourth quarter of last year, we had the benefit of several large jackpots, with a total cumulative jackpot pool in excess of eight hundred million ($800M) dollars. This compares to a forecast of one jackpot totaling one hundred and fifty million dollars ($150M) in the fourth quarter of this year, which is consistent with our normal planning practices.

     o This outlook also reflects the impact of the Brazil hold back, which will be approximately eight to ten million dollars ($8M - $10M) in the quarter.

We expect product sales in the range of seventy-five to eighty-five million dollars ($75M - $85M).

We expect service margins of approximately forty percent (40%) and we expect product margins in the range of twenty-eight to thirty percent (28% to 30%).

Our fourth quarter forecast includes costs relating to our plan to accelerate our licensing efforts, in line with our recently announced acquisition of Atronic.

We expect interest expense to be approximately three million dollars ($3M) higher than the fourth quarter of last year, due to the impact of the senior notes issued in November. This will be partially offset by higher interest income.

Based upon this outlook, we expect earnings per share to be in the range of thirty-one to thirty-three ($0.31 to $0.33) per share on a fully diluted basis.


Slide #16:
----------

Whilst we are still in the planning process, and the outlook is in the very early stages of development, I would like to offer some preliminary guidance for fiscal year 2006.

We expect service revenues to grow in the range of seven to nine percent (7% - 9%), based on the following drivers:

o        Same store sales growth of five to six percent (5% - 6%),

o        The net effect of contract wins and contractual rate changes, and

o        The impact of the recently completed acquisitions.

For planning purposes, we have made the following assumptions for Brazil:

                    o First, we have assumed that the Company with either enter into an extension or sign a new contract with the Caixa that will extend to the end of our fiscal year.

                    o Based on that assumption, we have forecast a full year of revenues from Brazil, with a ramp-down of revenues beginning in December of 2005, driven by the de-installation of terminals.

                    o We have also assumed that the thirty percent (30%) revenue withholding continues.

                    o Finally, we have assumed an average exchange rate of approximately three real to the dollar (BZ 3.0) for next fiscal year. This compares to the current exchange rate of two point seven eight (BZ 2.78) real to the dollar and an average rate of three real (BZ 3.0) for the current fiscal year.

We currently expect US Dollar revenues from Brazil to be approximately ninety to ninety-five million dollars ($90M to $95M) this fiscal year and eighty to eight-five million dollars ($80M - $85M) next fiscal year.

With respect to the acquisitions, we have assumed a full year of revenues from Spielo, LILHCo. and Billbird.

The preliminary outlook currently indicates product sales in the range of two hundred and fifteen to two hundred and thirty-five million dollars ($215M to $235M) next fiscal year.

With regard to margins, we expect to maintain service margins of approximately forty percent (40%), despite a year-over-year increase in depreciation of approximately thirty million dollar ($30M) in cost of services.

We expect product margins in the range of thirty-seven to thirty-nine percent (37% to 39%), which is somewhat higher than the outlook for this fiscal year due to product mix.

We currently expect operating expenses to be in the range of fourteen to fourteen point five percent (14% to 14.5%) of total revenue. This outlook includes increased investments in Gaming Solutions, including the pursuit of commercial gaming licenses and new business development activities.

We expect the full year tax rate to be approximately thirty-five percent (35%).

Based on our expected operating performance, we believe that diluted earnings per share will be in the range of one dollar and fifty-three cents to one dollar and fifty-eight cents ($1.53 to $1.58) for fiscal year 2006.

This guidance does not reflect the adoption of FASB 123R, share-based payment, which requires companies to expense stock options. We expect the impact of this new accounting mandate to be approximately two cents per share ($0.02) per quarter.


Slide #17:
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In fiscal  year 2006,  we plan to invest  between two hundred and twenty and two hundred and forty million dollars ($220M - $240M) in new contract assets, and growth opportunities. Approximately half will be for maintenance capital requirements within the core business and the balance will be invested in growth opportunities.

Given this investment outlook, we expect to generate free cash flows in the range of one hundred and fifty to two hundred million dollars ($150M to $200M), prior to financing any acquisitions.

That is our preliminary guidance for fiscal 2006 as it now stands. In keeping with our disclosure policy, we will provide first quarter guidance as well as a full year update on our year-end conference call, currently scheduled for April 14, 2005.


Slide #18:
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To summarize ... we are pleased with the continued  strength of our business and excited about the future. At this stage of the planning process, we are comfortable that the outlook for fiscal '06 is shaping up well - - - giving us confidence that we remain on track in terms achieving our long-term goals for growth, profitability and value creation for our shareholders.

Now Bruce and I will be happy to take your questions.